Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

XEROX HOLDINGS CORPORATIOTON

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and 457(h)	13,174,756(3)	$12.79	$168,505,129.24	$0.0001476	$24,871.36

Total Offering Amounts					$168,505,129.24		$24,871.36

Total Fee Offsets							$0.00

Net Fees Due							$24,871.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates also registers an indeterminable number of additional shares of common stock of Xerox Holdings Corporation (the “Registrant”), par value $1.00 per share (“Common Stock”), as may hereafter be offered or issued under the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan (as may be amended or restated from time to time, the “Plan”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Common Stock of $12.79 on June 25, 2024, as reported on the NASDAQ Global Select Market.

(3)	Represents 13,174,756 shares of Common Stock which may be issued pursuant to the Plan.

Table 2: Fee Offset Claims and Sources

Not applicable